UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2013

Arabian American Development Company
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	1-33926 (Commission File Number)	75-1256622 (I.R.S. Employer Identification No.)

1600 Hwy 6 South, Suite 240
Sugar Land, Texas 77478
 (Address of principal executive offices)

(409) 385-8300
(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 9, 2012, the Board of Directors of Al Masane Al Kobra Mining Company (AMAK) authorized the issuance of additional shares in an amount equal to ten percent of the then outstanding shares in AMAK to raise funds for working capital requirements and retirement of construction debt.  On January 11, 2013, the Registrant entered into an agreement with AMAK to purchase an additional 937,500 shares of AMAK at 30 Saudi Riyals (USD $8.00) per share, for a total of USD $7.5 million.  Due to the continued improvement in the operations of AMAK and a desire to prevent a substantial dilution of its investment, the Registrant elected to purchase these additional shares.  As a result of this purchase, the Registrant’s ownership percentage in AMAK is approximately 35.25%.  All existing AMAK shareholders had the opportunity to buy into the issue, and all shares are expected to be placed within that group.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following person on behalf of the Company in the capacities indicated on January 15, 2013.

Signature	Title
/s/ Connie Cook Connie Cook	Chief Financial Officer (principal financial and accounting officer)